May 25, 2010

Leslie J. Browne, Ph.D.
14 Harbourton Ridge Dr.
Pennington, NJ 08534

Dear Dr. Browne:

On behalf of Senesco Technologies, Inc. (the “Company”), I am pleased to offer you employment as President and Chief Executive Officer commencing on or about May 25, 2010.  The purpose of this letter is to summarize the key binding terms of your employment with the Company.

1.	COMPENSATION

(a)
Your annual base salary will be $250,000 payable bi-weekly in accordance with the Company’s customary payroll practices with your salary to be subject to an annual review by the Company in accordance with its compensation policies. Naturally, your compensation, including base salary and any bonus, is contingent upon your continued employment with the Company and will be paid as earned.

(b)	The award of any bonus will be determined by the Board of Directors based upon the achievement of certain business objectives which will be established in advance by the Compensation Committee.

2.	BENEFITS

(a)
You will be entitled to participate, on the same basis as other employees of the Company, in any medical and dental benefit maintained by the Company for the benefit of its employees in accordance with the terms of those plans.  Your participation in such plans shall be subject to all terms and conditions of such plans.

(b)
You will be entitled to participate, on the same basis as other employees of the Company, in the Company’s 401(k) plan, with such participation subject to all terms and conditions of the 401(k) plan, including any eligibility waiting period.

(c)
You will be entitled to participate in the Company’s 2008 Incentive Compensation Plan (the “Plan”) in accordance with the terms of that Plan.  The Compensation Committee will periodically review and recommend to the Board of Directors that you be granted certain options to purchase shares of the Company common stock, with an option price equal to the fair market value of the stock on the date of grant, under the terms of the Plan.

Leslie J. Browne, Ph.D
May 25, 2010

Initially you will be granted 1,000,000 stock options which shall vest on a schedule as follows: 25% of the options will vest after one year from grant date (or 250,000 shares) and 1/36 of the remaining options (or 750,000 shares) shall vest on the first of each month thereafter.  You must be an employee of the Company on the date that any of the foregoing options vest in order to receive the vested portion of such options.

The specific terms of the Plan and any additional options that you may receive, including the vesting schedule of such option, will be provided as necessary.  The award of any option shall be subject to the approval of the Board of Directors.

(d)
You will be eligible to receive, on the same basis as other employees of the Company, any other employee benefits, medical and dental benefits, paid holidays, personal days, and sick days, with your eligibility for such benefits to be subject to all terms and conditions of the benefits applicable to employees generally (which may be modified from time to time).  Initially, you will also be entitled to four (4) weeks vacation.

(e)
In the event you are terminated from your employment with the Company without Cause during your first year of employment, the Company will pay to you a sum as severance benefits equal to six (6) months worth of severance at your base salary which is then in effect, (less applicable withholdings) which shall be paid over the six (6) month period in accordance with normal payroll practices (the “Initial Period”).  The Company will also maintain your group medical coverage under the Company’s insured health plan for a period of 6 months after any termination during the Initial Period.  Any severance benefits, including any medical benefits, which may be paid after the Initial Period, shall be determined at the discretion of the Board and/or Compensation Committee in accordance with customary practices or policies which are in effect at that time.   For purposes of this Section 2(e), Cause means any of the following:

(i)
Your failure, other than by reason of disability, to substantially perform duties consistent with those expected of a Chief Executive Officer within twenty (20) business days following your receipt of written notice of such failure (which notice shall have been authorized by the Board of Directors and shall set forth in reasonable detail the purported failure to perform and the specific steps to cure such failure, which shall be consistent with the terms hereof);

(ii)	Your misappropriation of Company funds or willful misconduct which results in material damage to the Company;

Leslie J. Browne, Ph.D
May 25, 2010

(iii)
Your conviction of, or plea of nolo contendere to, any crime constituting a felony under the laws of the United States or any State thereof, or any crime constituting a misdemeanor under any such law involving moral turpitude; or

(iv)
Your material breach of any of the material provisions of this letter agreement, which breach you have failed to cure within twenty (20) business days after receipt of written notice by you of such breach or which breach you have failed to begin to attempt to cure during said twenty (20)-day period if the breach requires more than the twenty (20)-day period to cure.

(f)	The severance payment set forth in Section 2(e) above shall be subject to your timely signing and delivering (and not revoking) a release on terms mutually agreeable to you and the Company.

(g)
In the event (i) you are terminated by the Company for Cause at any time, (ii) you are terminated by the Company for any reason after the one year anniversary after your start date, or (iii) if you resign for any reason at any time, the Company will only pay you your current base salary up to your last day of employment and any unpaid expenses or expense reimbursement.

3.	OTHER TERMS AND CONDITIONS OF EMPLOYMENT

(a)	This offer is contingent upon your execution of our standard Nondisclosure, Noncompetition and Invention Assignment Agreement (a copy of which is attached for your review and execution).

(b)
It will also be necessary for you to provide proof of your eligibility to work in the United States.  On your first day of work, you must supply us with a completed Employment Verification Form (I-9 attached) with required original (photocopies cannot be accepted) supporting documents, including a social security card and a driver’s license, birth certificate or U.S. Passport.  If you do not have these items, please contact us so that we can assist you with other types of documents that may be substituted to verify your eligibility for employment should these documents be unavailable.

(c)
You will be required to complete and return at orientation a W-4 federal tax withholding form so that we can process your first pay period.  In preparing your W-4, remember to write your name exactly as it appears on your social security card or work visa.

(d)
Although we sincerely hope that your employment with the Company will be mutually satisfying, your employment with the Company is at-will.  This means that your employment with the Company can be terminated by the Company for any reason, with or without cause, and without prior notice.  This also means that you may terminate your employment with the Company at any time upon 30-days prior notice.  Although the Company has no present intention to do so, it necessarily reserves the right to terminate, amend or modify all human resources policies and benefits programs described herein without notice.

Leslie J. Browne, Ph.D
May 25, 2010

(e)
While you are employed by the Company, you will be expected to devote your full working time, energy, skill and experience in the performance of your duties, which may be redefined or modified by the Company from time to time.  You will devote substantially all of your working time, efforts, attention and energies to the business of Senesco. You represent and warrant that you currently have no contractual or other obligation which is inconsistent with the obligations you will have to the Company if you accept the employment offered in this letter.  While you render services to the Company, you will not engage in any other gainful employment without the written consent of the Company.

(f)
Without the express consent of the Chairman of the Board of the Company, you shall have no apparent or implied authority to pledge the credit of the Company, to bind the Company under any contract, note, mortgage or other agreement outside the ordinary course of Company’s business, to release or discharge any debt due the Company, or to sell, mortgage, transfer or otherwise dispose of any assets of the Company.

(g)	All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

(h)
It is the intention of the parties that the provisions of this Agreement comply with the requirements of Code Section 409A and the Treasury Regulations thereunder.  Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene the applicable requirements or limitations of Code Section 409A, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.  In no event may you, directly or indirectly, designate the calendar year of a payment.  The salary continuation payments to which you become entitled in accordance with Section 2(e) shall be treated as a right to a series of separate payments for purposes of Code Section 409A.

You have represented to us that you are under no contractual obligation to refrain from working for a competitor of any prior employer.  Nonetheless, during your prior employment, you may have had access to trade secrets or proprietary information of your prior employer that may continue to be of value to your prior employer.  That information remains the property of your prior employer.  Consequently, you must be particularly careful not to disclose your prior employer’s trade secrets or proprietary information to anyone within the Company, or to use those trade secrets and proprietary information in the course of your duties with the Company.  You should also immediately return to your prior employer any of its property that is currently in your possession and refrain from bringing any such property onto the Company’s premises.

Leslie J. Browne, Ph.D
May 25, 2010

If you agree with the terms and conditions of this offer letter, please indicate below by signing and dating this letter and the Nondisclosure, Noncompetition and Invention Assignment Agreement in the spaces provided and return an executed copy of each to me.

We are very much looking forward to having you join our team.

Sincerely,

SENESCO TECHNOLOGIES, INC.

By:	s/s Joel Brooks
Name: Joel Brooks
Title: Chief Financial Officer

The above terms are acknowledged and
agreed to by Leslie J. Browne, Ph.D.:

s/s Leslie J. Browne, Ph.D.
(signature)

Dated: